                                                                 ----------------------------------
                                  UNITED STATES                            OMB APPROVAL
                                                                 ----------------------------------
                                                                 ----------------------------------
                       SECURITIES AND EXCHANGE COMMISSION        OMB Number:    3235-0145
                             WASHINGTON, D.C. 20549              Expires: December 31, 1997
                                                                 Estimated average burden
                                                                 hours per response         14.90
                                                                 ----------------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                       Arterial Vascular Engineering, Inc.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   043013-10-1
                    -----------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                       1.


-----------------------------------------------------                                     ------------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 2 of 10 Pages
         -------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                  Airem Ltd.
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
                                                                                                            (b) [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Cayman Islands
---------------------------- ------- -----------------------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
                                                  0
         NUMBER OF
                             ------- -----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED      6    SHARED VOTING POWER
            BY                                    1,132,000
                             ------- -----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH      7    SOLE DISPOSITIVE POWER
                                                  0
                             ------- -----------------------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                                  1,132,000
------------- ----------------------------------------------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 1,132,000*
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                 [  ]
------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  3.6%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                                                  CO
------------- ----------------------------------------------------------------------------------------------------------------------
                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              2.


-----------------------------------------------------                                     ------------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 3 of 10 Pages
         -------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                  Luis M. de la Fuente
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
                                                                                                            (b) [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Artentina
---------------------------- ------- -----------------------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
                                                  0
         NUMBER OF
                             ------- -----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED      6    SHARED VOTING POWER
            BY                                    1,132,000
                             ------- -----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH      7    SOLE DISPOSITIVE POWER
                                                  0
                             ------- -----------------------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                                  1,132,000
------------- ----------------------------------------------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 1,132,000*
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                 [  ]
------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  3.6%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                                                  IN
------------- ----------------------------------------------------------------------------------------------------------------------
                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           3.

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 4 of 10 Pages
         -------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                           Maria I. Fitte de la Fuente
------------- ----------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
                                                                                                            (b) [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Argentina
---------------------------- ------- -----------------------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
                                                  0
         NUMBER OF
                             ------- -----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED      6    SHARED VOTING POWER
            BY                                    1,132,000
                             ------- -----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH      7    SOLE DISPOSITIVE POWER
                                                  0
                             ------- -----------------------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                                  1,132,000
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 1,132,000*
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                 [  ]
------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  3.6%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                                                  IN
------------- ----------------------------------------------------------------------------------------------------------------------
                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         4.

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 5 of 10 Pages
         -------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                  Hector N. de la Fuente
------------- ----------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
                                                                                                            (b) [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Argentina
---------------------------- ------- -----------------------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
                                                  0
         NUMBER OF
                             ------- -----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED      6    SHARED VOTING POWER
            BY                                    1,132,000
                             ------- -----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH      7    SOLE DISPOSITIVE POWER
                                                  0
                             ------- -----------------------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                                  1,132,000
------------- ----------------------------------------------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 1,132,000*
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                 [  ]
------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  3.6%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                                                  IN
------------- ----------------------------------------------------------------------------------------------------------------------
                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              5.

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 6 of 10 Pages
         -------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                  Facundo de la Fuente
------------- ----------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
                                                                                                            (b) [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Argentina
---------------------------- ------- -----------------------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
                                                  0
         NUMBER OF
                             ------- -----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED      6    SHARED VOTING POWER
            BY                                    1,132,000
                             ------- -----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH      7    SOLE DISPOSITIVE POWER
                                                  0
                             ------- -----------------------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                                  1,132,000
------------- ----------------------------------------------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 1,132,000*
------------- ----------------------------------------------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                 [  ]
------------- ----------------------------------------------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  3.6%
------------- ----------------------------------------------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON*

                                                  IN
------------- ----------------------------------------------------------------------------------------------------------------------
                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         6.

ITEM 1.

       (a)        Name of Issuer:                                               Arterial Vascular Engineering, Inc.

       (b)        Address of Issuer's Principal Executive Offices:              3576 Unocal Place
                                                                                Santa Rosa, CA 95403
ITEM 2.

       (a)        Name of Person Filing:             Airem Ltd.                 Hector N. de la Fuente
                                                     Luis M. de la Fuente       Facundo de la Fuente
                                                     Maria I. Fritte de la Fuente

       (b)        Address of Principal Business Office:

                  Airem Ltd.:         P.O. Box 1164                Individuals: Ugarteche 3221 P15
                                      Georgetown                                Buenos Aires, Argentina
                                      Grand Cayman, West Indies

       (c)        Citizenship:        Airem ltd.:                               Cayman Islands
                                      Individuals:                              Argentina

       (d)        Title of Class of Securities:                                 Common Stock

       (e)        CUSIP Number:                                                 043013-10-1

ITEM 3.  Not Applicable

ITEM 4.  Ownership:

       (a)        Amount Beneficially Owned:                                    1,132,000*

       (b)        Percent of Class:                                             3.6%

       (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:            0*

                  (ii)     shared power to vote or to direct the vote:          1,132,000

                  (iii)    sole power to dispose or to direct the disposition of:   0*

                  (iv)     shared power to dispose or to direct the disposition of:  1,132,000

                                       7.

ITEM 5.  Ownership of Five Percent or Less of a Class:

         Check box if this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities [X]

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

ITEM 8.  Identification and Classification of Members of the Group:

                  Not Applicable

ITEM 9.  Notice of Dissolution of Group:

                  Not Applicable

ITEM 10. Certification:

                  Not Applicable



EXHIBIT A:        Joint Filing Statement

                                       8.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     February 12, 1998                                February 12, 1998
---------------------------------------------     ------------------------------
Date                                              Date

Airem Ltd.


     /s/ Peter O'Sullivan &
     /s/ James Dodge                                  /s/ Luis M. de la Fuente
---------------------------------------------     ------------------------------
Authorized Signatories for                        Luis M. de la Fuente
Fiduciary Services Ltd.,
Sole Director of Airem Ltd.



     February 12, 1998                                February 12, 1998
---------------------------------------------     ------------------------------
Date                                              Date


     /s/ Maria I. Fitte de la Fuente                  /s/ Hector N. de la Fuente
---------------------------------------------     ------------------------------
Maria I. Fitte de la Fuente                       Hector N. de la Fuente



     February 12, 1998
---------------------------------------------
Date


     /s/ Facundo de la Fuente
---------------------------------------------
Facundo de la Fuente


                                       9.

                                    EXHIBIT A

                             JOINT FILING STATEMENT

     Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

         Date:    February 12, 1998

                                          Airem Ltd.

                                              /s/ Peter O'Sullivan &
                                 By:          /s/  James Dodge
                                      ------------------------------------------
                                          Authorized Signatories for
                                          Fiduciary Services Ltd.,
                                          Sole Director of Airem Ltd.


                                 By:          /s/ Luis M. de la Fuente
                                      ------------------------------------------
                                          Luis M. de la Fuente


                                 By:          /s/ Maria I. Fitte de la Fuente
                                      ------------------------------------------
                                          Maria I. Fitte de la Fuente


                                 By:          /s/ Hector N. de la Fuente
                                      ------------------------------------------
                                          Hector N. de la Fuente


                                 By:          /s/ Facundo de la Fuente
                                      ------------------------------------------
                                          Facundo de la Fuente

                                      10.